Exhibit 99

Spirit AeroSystems Recognizes Third Quarter Charges

For Certain New Programs;

Announces Settlement of Severe Weather Related Insurance Claim

Management Conference Call at 11:00 a.m. Central time on October 25

WICHITA, Kan., October 25, 2012 — Spirit AeroSystems Holdings, Inc. (NYSE: SPR) today announced that it expects to record pre-tax charges of approximately $184 million on the 787 program; $163 million on the G650 Wing program; $151 million on the BR725 (Engine Nacelle Package for the G650); $88 million on the G280 Wing program; and $4 million on other combined programs.  These combined forward loss charges total approximately $590 million, and will be included in the company’s third quarter 2012 financial results.

“The execution of our diversification and growth strategy has proven very complex,” said Jeff Turner, President and Chief Executive Officer, “as we rapidly expanded our customer-base, manufacturing sites, and product design capabilities, while managing multiple development programs with significant design changes and schedule delays.  It is unfortunate that we have struggled on these development efforts. As we move forward our focus is on applying our lessons learned in strong program management, change control, and shop floor disciplines to drive performance on these programs and continue the solid performance on our core production programs,” Turner concluded.

During the third quarter, the company continued to increase production rates and progress to full-rate production on a number of newly type-certified programs.  The company no longer expects to achieve cost targets sufficient to maintain zero-profit margin contracts due to increasing supply chain, factory support, and labor costs. The cash use associated with the additional contract costs will occur over the majority of remaining contract deliveries. The current contract accounting shipments are expected to be delivered by 2018.

To address the charges in the quarter, the company successfully obtained the required lender consent to amend its senior secured loan and credit facility to adjust the senior secured leverage ratio through the first quarter of 2013 and the other financial covenant ratios through the second quarter of 2013, after which time the financial covenant ratios will revert back to pre-amended ratios.  The amendment is expected to become effective on or about October 26, 2012.  No event of default has occurred.

Separately, the company reached a final settlement with insurers for all claims relating to the April 14, 2012 severe weather event at its Wichita, Kan. facility.   The settlement amount of approximately $235 million reflects claims lower than previously estimated (approximately $400 million) and resolves all property damage, clean-up, recovery, and business interruption costs. The settlement amount less current quarter expenses will be recognized as a gain in the third quarter 2012.  The cash settlement of $130 million ($235 million less the $105 million cash advance received in the second quarter 2012) is expected in the fourth quarter 2012.

President and Chief Executive Officer Jeff Turner and Senior Vice President and Chief Financial Officer Phil Anderson will participate in a conference call presentation to securities analysts to review these announcements today at 11:00 a.m. Central time.

That presentation will be broadcast online at http://www.spiritaero.com/investor.aspx and presentation materials are available on our website at the same location. A replay of the presentation will be available at the same location after the call’s conclusion.

Individuals are urged to check the website in advance to ensure their devices are configured for the audio stream.

The company will update its 2012 financial guidance when it reports third quarter 2012 results on November 1, 2012.

On the web: http://www.spiritaero.com

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Contact:	Coleen Tabor, Investor Relations, (316) 523-7040
Ken Evans, Corporate Communications, (316) 523-4070

About Spirit AeroSystems, Inc.

Spirit AeroSystems, with headquarters in Wichita, Kan., USA, is one of the world’s largest non-OEM designers and manufacturers of aerostructures for commercial aircraft. In addition to its Wichita and Chanute facilities in Kansas, Spirit has locations in Tulsa and McAlester, Okla.; Kinston, N.C.; Nashville, Tenn; Prestwick, Scotland; Preston, England; Subang, Malaysia; and Saint-Nazaire, France. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America, Europe and Asia. Spirit Europe produces wing components for a host of customers, including Airbus.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements concerning future business operations. Actual results or circumstances may vary materially from those indicated or implied in this press release as a result of certain risks and uncertainties, including our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; the accuracy or completeness of our assessment of damage and costs of restoration and recovery from the severe weather event that hit our Wichita, Kan. facility on April 14, 2012; as well as other risks and uncertainties, including but not limited to those detailed in Spirit AeroSystems Holdings, Inc. Securities and Exchange Commission filings.